Biogen Idec Media Contact:	Biogen Idec Investor Contacts:
Banks Willis	Ben Strain
Senior Manager, Public Affairs	Senior Manager, Investor Relations
Biogen Idec	Biogen Idec
Tel: (781) 464-3260	Tel: (781) 464-2442

Claudine Prowse, Ph.D.
Vice President, Investor Relations
Biogen Idec
Tel: (781) 464-2442

Biogen Idec 2012 Revenue Increases 9% to $5.5 Billion

--2012 Non-GAAP Diluted EPS Rises 11% and GAAP Diluted EPS Up 14% --

-- Company Prepared for Second Quarter 2013 Launch of BG-12, under the Brand
Name, TECFIDERATM --

-- Expecting Late 2013 Launch for both Long-Lasting Factor VIII & Factor IX --

Weston, MA, January 28, 2013 -- Biogen Idec Inc. (NASDAQ: BIIB) today announced full year and fourth quarter 2012 results.

•	Total revenues in 2012 increased 9% to $5.5 billion year-over-year.

•
On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), full year 2012 GAAP diluted EPS were $5.76, an increase of 14% versus 2011. GAAP net income attributable to Biogen Idec for the year was $1.4 billion, an increase of 12% versus 2011.

•	Non-GAAP diluted EPS for 2012 were $6.53, an increase of 11% over 2011. Non-GAAP net income attributable to Biogen Idec for 2012 was $1.6 billion, an increase of 8% versus 2011.

As of December 31, 2012, Biogen Idec had cash, cash equivalents and marketable securities of approximately $3.7 billion.

"We recorded another solid year of revenue growth and profitability, all while advancing our late-stage pipeline and investing in upcoming product launches," said George A. Scangos, Ph.D., chief executive officer, for Biogen Idec. "We are poised to begin what we expect will be a remarkable period of growth, driven by our promising compounds including TECFIDERA and Peginterferon beta-1a for MS, and both Factor VIII and Factor IX for hemophilia. We appreciate the excitement that MS and hemophilia patients have expressed to us about these candidates, and our teams are well prepared to support the launches. We expect MS and hemophilia patients will benefit from these important new products for years to come."

Full Year 2012 Highlights:

•
TYSABRI® (natalizumab) revenues increased 5% year-over-year to $1.1 billion while AVONEX® (interferon beta-1a) revenues increased 8% year-over-year to $2.9 billion. RITUXAN® (rituximab) revenues from our unconsolidated joint business arrangement were $1.1 billion for the year, an increase of 14% versus prior year.

•
Global in-market sales of TYSABRI for the full year of 2012 were $1.6 billion, an increase of 8% over 2011. The total was comprised of $886 million in U.S. sales and $745 million in sales outside the U.S.

•
Based upon data available to us through the TOUCH® prescribing program and other third-party sources, as of the end of December 2012, the Company estimates that approximately 72,700 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 112,200 patients have ever been treated with TYSABRI in the post-marketing setting.

•	For the full year, revenues from other products were $117 million, an increase of 67% versus 2011.

•	Table 4 provides individual product revenues.

•	Royalties in 2012 increased 6% to $169 million, versus 2011.

•	Corporate partner revenues for the full year of 2012 were $44 million, compared to $57 million in 2011.

Fourth Quarter 2012 Highlights:

•
Fourth quarter revenues increased 7% to $1.4 billion, compared to the fourth quarter of 2011. TYSABRI revenues increased 10% year-over-year to $295 million while AVONEX revenues increased 7% year-over-year to $753 million. RITUXAN revenues from our unconsolidated joint business arrangement were $281 million for the quarter, an increase of 9% over the prior year.

•
Global in-market sales of TYSABRI in the fourth quarter of 2012 were $433 million, an increase of 14% over the fourth quarter of 2011. The total was comprised of $243 million in U.S. sales and $190 million in sales outside the U.S.

•	Revenues from other products in the fourth quarter of 2012 were $26 million, compared to $24 million in the fourth quarter of 2011.

•	Royalties were $56 million in the fourth quarter of 2012, an increase of 7% compared to the fourth quarter of 2011.

•	For the fourth quarter of 2012, corporate partner revenues were $6 million, compared to $20 million in 2011.

•
During the quarter, we corrected our accounting for taxes on capitalized interest at our Denmark facility. The error accumulated over several prior years and increased tax expense in the quarter by $29 million. GAAP and non-GAAP net income attributable to Biogen Idec and diluted EPS include the impact of our correction. This unfavorably impacted both GAAP and non-GAAP fourth quarter 2012 diluted EPS by 12 cents.

•
Fourth quarter 2012 GAAP diluted EPS were $1.23, an increase of 1% over the fourth quarter of 2011. GAAP net income attributable to Biogen Idec for the quarter was $292 million, a decrease of 3% from the fourth quarter of 2011.

•
Non-GAAP diluted EPS for the fourth quarter of 2012 were $1.40, a decrease of 7% over the fourth quarter of 2011. Non-GAAP net income attributable to Biogen Idec for the fourth quarter of 2012 was $335 million, a decrease of 10% from the fourth quarter of 2011. Table 3 includes a reconciliation of our GAAP to non-GAAP results.

Late Stage Pipeline Updates

On January 24, 2013, Biogen Idec released the primary efficacy analysis and safety data, from its Phase 3 pivotal clinical trial, ADVANCE. Results support peginterferon beta-1a as a potential treatment dosed every two weeks or every four weeks for relapsing-remitting multiple sclerosis. Peginterferon beta-1a is a new molecular entity in which interferon beta-1a is pegylated to extend its half-life and prolong its exposure in the body, enabling study of a less frequent dosing schedule. Based on the top-line data from the ADVANCE clinical trial, regulatory submissions in the United States and European Union are planned for peginterferon beta-1a in mid-2013.

On January 4, 2013, Biogen Idec announced the company recently submitted a Biologics License Application (BLA) to the FDA for the marketing approval of recombinant factor IX Fc fusion protein (rFIXFc) for the treatment of hemophilia B. rFIXFc is the first product candidate in a new class of long-lasting clotting factor therapies that are being developed with the goals of reducing the burden of treatment for this condition and enhancing protection from bleeding. The regulatory submission was based on results from B-LONG, the largest registrational Phase 3 clinical study in hemophilia B to date.

On January 3, 2013, Biogen Idec reported top-line results of EMPOWER, a Phase 3 trial investigating dexpramipexole in people with amyotrophic lateral sclerosis (ALS). The trial did not meet its primary endpoint, a joint rank analysis of function and survival, and no efficacy was seen in the individual components of function or survival. The trial also failed to show efficacy in its key secondary endpoints. Additional analyses of multiple subpopulations failed to demonstrate any efficacy among these groups. Based on these results, Biogen Idec has discontinued development of dexpramipexole in ALS.
2013 Financial Guidance

Biogen Idec also announced its full year 2013 financial guidance. This guidance consists of the following components:

•	Revenue growth is expected to be approximately 10%.

•	Cost of Sales is expected to be approximately 8% to 10% of total revenue.

•	R&D expense is expected to be approximately 22% to 23% of total revenue.

•	SG&A expense is expected to be approximately 24% to 26% of total revenue.

•	Tax expense is expected to be approximately 24% to 26% of pretax income.

•	Non-GAAP diluted EPS is expected to be between $7.15 and $7.25.

•	GAAP diluted EPS is expected to be between $6.45 and $6.55.

•	Capital expenditures are expected to be in the range of $250 to $270 million.

Biogen Idec may incur charges, realize gains or experience other events in 2013 that could cause actual results to vary from this guidance.

“Our 2013 guidance reflects our belief in Biogen Idec's continued strong performance based on the strength of our core existing products and our anticipated product launches," said Paul Clancy, chief financial officer, for Biogen Idec. “We are investing smartly to ensure our commercial operations are ready to support TECFIDERA, Factor VIII and Factor IX, and we will maintain our disciplined SG&A and R&D investments in 2013. This is an exciting time for all of us at Biogen Idec, as well as for patients and our shareholders.”

Fourth Quarter Events

•
On December 20, 2012, Biogen Idec announced it created a new research consortium in collaboration with several leading academic research centers that will leverage a range of scientific techniques and disciplines to identify new approaches to treating ALS. It is anticipated that coordinating research and sharing results across a number of different disciplines will greatly accelerate the understanding of the mechanism of ALS and the development of new targets and approaches to treatment.

•
On December 12, 2012, Biogen Idec and Eisai Inc. announced a strategic alliance aimed at bolstering the manufacturing capabilities of both companies' Research Triangle Park (RTP)-based facilities. Under the terms of the agreement, Biogen Idec will lease a portion of the Eisai facility to manufacture oral solid dose products for both companies. Eisai will provide Biogen Idec with vial-filling services for biologic therapies and packaging services for oral solid dose products. The 10-year lease agreement, which is cancellable after five years and will become effective in February 2013, gives Biogen Idec the option to purchase the Eisai oral solid dose facility.

•
On December 10, 2012, Biogen Idec and Isis Pharmaceuticals, Inc. announced they have entered into a global collaboration agreement under which the companies will discover and develop antisense drugs against three targets to treat neurological or neuromuscular disorders. Biogen Idec and Isis are also developing antisense drugs to treat spinal muscular atrophy and myotonic dystrophy type 1 under previously established collaborations.

•
On November 29, 2012, Biogen Idec dedicated a new facility in RTP, consolidating its 300-person Patient Services operation within its RTP campus. The new 190,000 square foot building is anticipated to achieve LEED-Gold certified status in the coming months and will accommodate increasing levels of manufacturing activity at the site. The official groundbreaking for the building was in April 2011.

•
On November 8, 2012, Biogen Idec, together with a coalition of leaders in hemophilia advocacy and treatment, announced a nationwide program that will offer free genetic testing to people with hemophilia and their families. The initiative, called My Life, Our Future: Genotyping for Progress in Hemophilia, is a partnership between the National Hemophilia Foundation, the American Thrombosis and Hemostasis Network, Puget Sound Blood Center and Biogen Idec. Designed to help uncover genetic information that can be used by physicians to individualize the care of people with hemophilia, the initiative will also work to generate data that may lead to new scientific discoveries.

Conference Call and Webcast

The company's earnings conference call for the fourth quarter will be broadcast via the internet at 8:00 a.m. ET on January 28, 2013, and will be accessible through the Investors section of Biogen Idec's homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for one month.

About Biogen Idec

Through cutting-edge science and medicine, Biogen Idec discovers, develops and delivers to patients worldwide innovative therapies for the treatment of neurodegenerative diseases, hemophilia and autoimmune disorders. Founded in 1978, Biogen Idec is the world's oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies, and the company generates more than $5 billion in annual revenues. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Safe Harbor

This press release contains forward-looking statements, including statements about potential product launches, 2013 financial guidance, growth prospects, clinical trial readouts, regulatory submissions and the development of new treatments. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX, TYSABRI and RITUXAN, the importance of TYSABRI's sales growth, uncertainty of success in commercializing and developing other products, product competition, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, adverse market and economic conditions, our dependence on collaborations and other third parties over which we may not always have full control, problems with our manufacturing processes and our reliance on third parties, failure to comply with government regulation, our ability to protect our intellectual property rights and have sufficient rights to market our products together with the cost of doing so, the risks of doing business internationally, failure to manage our growth and execute our growth initiatives, charges and other costs relating to our properties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, environmental risks, change of control provisions in our collaborations and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

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TABLE 1
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Product, net	$1,074,676	$996,555	$4,166,074	$3,836,117
Unconsolidated joint business	280,948	257,543	1,137,923	996,597
Royalty	56,170	52,686	168,679	158,497
Corporate partner	6,147	19,926	43,785	57,423
Total revenues	1,417,941	1,326,710	5,516,461	5,048,634
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	133,828	139,638	545,494	466,780
Research and development	345,180	338,933	1,334,919	1,219,602
Selling, general and administrative	375,977	283,916	1,277,465	1,056,133
Collaboration profit sharing	77,944	73,453	317,895	317,771
Amortization of acquired intangible assets	50,948	50,866	202,204	208,566
Fair value adjustment of contingent consideration	3,630	30,165	27,202	36,065
Restructuring charge	-	636	2,225	19,026
Total cost and expenses	987,507	917,607	3,707,404	3,323,943
Gain on sale of rights	15,073	-	46,792	-
Income from operations	445,507	409,103	1,855,849	1,724,691
Other income (expense), net	(14,290)	(3,973)	(744)	(13,477)
Income before income tax expense and equity in loss of investee, net of tax	431,217	405,130	1,855,105	1,711,214
Income tax expense	136,341	104,919	470,554	444,528
Equity in loss of investee, net of tax	2,749	-	4,518	-
Net income	292,127	300,211	1,380,033	1,266,686
Net income attributable to non-controlling interests, net of tax	-	(27)	-	32,258
Net income attributable to Biogen Idec Inc.	$292,127	$300,238	$1,380,033	$1,234,428

Net income per share:
Basic earnings per share attributable to Biogen Idec Inc.	$1.23	$1.24	$5.80	$5.09
Diluted earnings per share attributable to Biogen Idec Inc.	$1.23	$1.22	$5.76	$5.04

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Idec Inc.	236,612	242,959	237,938	242,395
Diluted earnings per share attributable to Biogen Idec Inc.	238,324	245,382	239,740	245,033

TABLE 2
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	As of December 31, 2012	As of December 31, 2011
ASSETS
Cash, cash equivalents and marketable securities	$1,705,710	$1,690,657
Accounts receivable, net	686,848	584,603
Inventory	447,373	326,843
Other current assets	404,406	373,324
Total current assets	3,244,337	2,975,427
Marketable securities	2,036,658	1,416,737
Property, plant and equipment, net	1,742,226	1,571,387
Intangible assets, net	1,631,547	1,608,191
Goodwill	1,201,296	1,146,314
Investments and other assets	274,054	331,548
TOTAL ASSETS	$10,130,118	$9,049,604

LIABILITIES AND EQUITY
Current portion of notes payable and line of credit	$453,379	$3,292
Other current liabilities	1,204,010	909,597
Long-term deferred tax liability	217,272	248,644
Notes payable, line of credit and other financing arrangements	687,396	1,060,808
Other long-term liabilities	604,266	400,276
Equity	6,963,795	6,426,987
TOTAL LIABILITIES AND EQUITY	$10,130,118	$9,049,604

TABLE 3
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Statements of Income - Non-GAAP
(unaudited, in millions, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
EARNINGS PER SHARE
GAAP earnings per share - Diluted	$1.23	$1.22	$5.76	$5.04
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.17	0.29	0.77	0.86
Non-GAAP earnings per share - Diluted	$1.40	$1.51	$6.53	$5.90

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$292.1	$300.2	$1,380.0	$1,234.4
Adjustments:
R&D: Restructuring and other	-	-	8.6	-
R&D: Stock option expense	0.8	1.3	3.4	4.8
SG&A: Stock option expense	1.3	2.0	4.1	7.5
Amortization of acquired intangible assets	49.1	49.5	194.3	206.4
2010 Restructuring initiatives	-	0.6	2.2	19.0
Fair value adjustment of contingent consideration	3.6	30.2	27.2	36.1
Income tax effect related to reconciling items	(12.3)	(13.6)	(53.2)	(62.0)
Non-GAAP net income attributable to Biogen Idec Inc.	$334.6	$370.2	$1,566.6	$1,446.2

2013 Full Year Guidance GAAP to non-GAAP adjustments

An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	$	Shares	Diluted EPS*
Projected GAAP net income attributable to Biogen Idec Inc.	$1,550	238	$6.51
Adjustments:
Stock option expense	8
Restructuring and other	-
Amortization of acquired intangible assets	194
Fair value adjustment of contingent consideration	16
Income tax expense: Income tax effect related to reconciling items	(54)
Projected Non-GAAP net income attributable to Biogen Idec Inc.	$1,714	238	$7.20

* 2013 full year projected GAAP and Non-GAAP diluted EPS amounts reflect mid-points within ranges of estimated guidance.

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted earnings per share.

Our “Non-GAAP net income attributable to Biogen Idec Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted earnings per share:

1. Purchase accounting and merger-related adjustments.

We exclude certain charges related to the 2003 merger between Biogen Inc. and Idec Pharmaceuticals, Inc., certain acquisition-related items, and certain amounts in relation to the consolidation of variable interest entities for which we are the primary beneficiary. These adjustments include charges for in-process research and development, the amortization of certain acquired intangible assets and adjustments to the fair value of our contingent consideration obligations. The exclusion of these charges provides management and investors with a supplemental measure of performance which the Company believes better reflects the underlying economics of the business.

2. Stock option expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

3. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Idec Inc.

TABLE 4
Biogen Idec Inc. and Subsidiaries
Product Revenues
(unaudited, in thousands)

	For the Three Months Ended December 31,
	2012	2011
PRODUCT REVENUES
AVONEX®	$753,212	$703,226
TYSABRI®	295,171	269,350
FAMPYRA®	10,509	10,433
FUMADERM	15,784	13,546
Other	-	-
Total product revenues	$1,074,676	$996,555

	For the Twelve Months Ended December 31,
	2012	2011
PRODUCT REVENUES
AVONEX®	$2,913,105	$2,686,624
TYSABRI®	1,135,896	1,079,448
FAMPYRA®	57,398	13,569
FUMADERM	59,675	54,728
Other	-	1,748
Total product revenues	$4,166,074	$3,836,117